First Addendum to Office Lease

THIS FIRST ADDENDUM TO OFFICE LEASE is made and entered into by and between **Frodsham Real Estate II**, a Utah limited liability company ("Landlord"), and **ProLung, Inc**, ("Tenant").

Landlord and Tenant previously executed an Office Lease dated April 25, 2014 relating to that certain office space located at 747 East South Temple, Suite 150, Salt Lake City, Utah and is set to expire on July 31, 2017. By virtue of this Addendum, the parties desire to amend the Office Lease term and rental obligations owed thereunder.

Landlord and Tenant hereby agree to amend the lease as follows:

1. **Lease Term.** The term of the lease shall continue for an additional year through and including July 31, 2018.

2. **Rent.** For the additional term, the monthly base rental obligation shall be:
    a. $4,139.73/ month from August 1, 2017 – July 31, 2018.

3. **Expand Space.** Tenant wishes to add the adjoining three small offices next to Suite B as illustrated in Exhibit B of the lease as part of their 'leased premises'.

4. **Continuing Effect of Lease.** Except for the modifications and amendments contained herein, the parties acknowledge and agree that all of the terms and conditions of the original Office Lease shall continue to apply during the Lease term. The parties confirm the continuing validity of the Office Lease in all respects, as amended hereby. The parties further confirm that each other has fully performed their respective Lease obligation as of the date of this Addendum.

IN WITNESS WHEROF, the parties hereto have caused this First Addendum to Office Lease to be executed on the dates set forth below. This First Addendum shall be effective upon execution by both Landlord and Tenant.

LANDLORD:

Frodsham Real Estate II

By: Sharon Frodsham

Dated: May 4, 2017

TENANT:

ProLung, Inc

By: [signature]

Dated: May 1, 2017